GEHL COMPANY

                         SHAREHOLDER VALUE ADDED (SVA)

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                               December 15, 1995



                                   ARTICLE I

                              Statement of Purpose

1.1 The purpose of the Gehl Company Shareholder Value Added (SVA) Management Incentive Compensation Plan (the "Plan") is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term. In order to align management incentives with shareholder interests, incentive compensation will reward the creation of value. This Plan will tie incentive compensation to Shareholder Value Added ("SVA") and, thereby, reward management for creating value and penalize management for destroying value.

1.2 SVA is the performance measure of value creation. SVA reflects the benefits and costs of capital employment. Managers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. Managers destroy value when they employ capital in an endeavor that generates a return that is less than the cost of capital employed. By imputing the cost of capital upon the operating profits generated by a business group, SVA measures the total value created (or destroyed) by management.

            SVA = (Net Operating Profit After Tax - Capital Charge)

1.3 Each Plan Participant is placed in a classification. Each classification has a prescribed target bonus. The bonus earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant's base pay. Bonuses that fall within a prespecified range will be fully paid out. Positive and negative bonuses falling outside this range are banked forward in the Participant's Bonus Bank, with one-third of the net positive balance paid out each year in cash. A Participant is eligible for a bonus for a particular calendar year only if the Participant is employed by Gehl on December 31 of that year.

                                   ARTICLE II

                  Definition of SVA and the Components of SVA

               Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1 "Participating Group" means a Gehl business value center which has been uniquely identified for the purpose of calculating SVA and SVA based bonus awards. Some Participants' awards may be a mixture of two or more different Participating Groups.

For the purpose of this plan, the Participating Groups are listed on Exhibit
B.

2.2 "Capital" means the net investment employed in the operations of each Participating Group. The components of Capital are as follows:

                    Cash
             Plus:  Wholesale Accounts Receivable--at Gross Value
             Plus:  Retail Finance Contracts--at Gross Principal Value
             Plus:  FIFO Inventory
             Plus:  Prepaid and Other Current Assets
             Plus:  Fixed Assets at Net Book Value
             Plus:  Other assets
             Plus:  Capitalized Research and Development
             Plus:  Corporate Allocated Capital
             Less:  Noninterest Bearing Current Liabilities
             Equals:     Capital

2.3 Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal Year.

2.4 "Cost of Capital" or "C" means the weighted average of the after tax cost of debt and equity for the year in question.

     The Cost of Capital will be reviewed and revised, if necessary, annually. Calculations will be carried to one decimal point.

     The cost of capital for the initial year is 11.2%. See Exhibit A. In subsequent plan years the methodology for the calculation of the Cost of Capital will be as in Exhibit A:

     Short-term debt is to be treated as long term for purposes of computing the cost of capital.

2.5 "Capital Charge" means the deemed opportunity cost of employing Capital in the business of each Participating Group. The Capital Charge is computed as follows:

          Capital Charge = Capital x Cost of Capital (C*)

2.6  "Net Operating Profit After Tax" or "NOPAT"

     "NOPAT" means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question. The components of NOPAT are as follows:

                    Operating Earnings
             Plus:  Interest Expense
             Plus:  Increase (Decrease) in Capitalized R & D (See Note 1)
             Plus: Increase (Decrease) in Bad Debt, Warranty, Product Liability, and Volume Discount Reserves
             Plus:  Amortization of Goodwill Acquired After January 1, 1996
             Less:  Other Expense (Excluding Interest on Debt)
             Plus:  Other Income (Excluding Investment Income, if any)
             Equals:     Net Operating Profit Before Tax
             Less:  Taxes (See Note 2)
             Equals:     Net Operating Profit After Tax

     Note:   (1)    Since R & D is Capitalized, the difference in the balance
             is the expensed amount for that year.
             (2)    Taxes are assumed to be 38% of Net Operating Profit Before
             Tax.

2.7 "Shareholder Value Added" or "SVA" means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

                   NOPAT
             Less: Capital Charge
             Equals:     SVA

     SVA may be positive or negative.

                                  ARTICLE III

                Definition and Computation of Target Bonus Value

3.1 "Actual SVA" means the SVA as calculated for each Participating Group for the year in question.

3.2 "Target SVA" means the level of SVA that is expected in order for a Participant of the Participating Group to receive the Target Bonus Value.

     The Target SVA for the first year is set at the calculated SVA for the
     year prior to the first year of the plan.   After the first year, the
     Target SVA is revised according to the following formula:

               Prior Year's Actual SVA + Prior Year's Target SVA
     Target SVA =             2           + Expected Improvement in SVA
                                             (Note:  Improvement Factor)
     "Expected Improvement in SVA" means the constant SVA improvement (when prior year's SVA is negative), or the prior year's actual SVA times the sum of inflation (as per the prior year's CPI (all Urban Consumers)) plus 5% (when prior year's SVA is 0 or positive), that is added to shift the target up each year. See Exhibit B for the Expected Improvement for each Participating Group when SVA is negative.

3.3 "Target Bonus Value" means the "Target Bonus Percentage" times a Participant's base pay.

3.4 "Target Bonus Percentage" is determined for each Participant by the Compensation Committee of the Board of Directors and approved by the Board of Directors.

3.5 "Actual Bonus Value" means the bonus earned (see Note 1) by a Participant and is computed as the Actual Bonus Percentage times a Participant's base pay. A Participant who participates in more than one Participating Group will have multiple Actual Bonus Values (see Note 2).

Note:

   (1) A portion of the Actual Bonus Value may be placed in the Participants' Bonus Bank. See Article IV for details on the Bonus Bank.

   (2) A Participant in more than one Participating Group has a "Weighting Percentage" assigned for each Group. The Weighting Percentage is applied to determine the bonus earned from participation in each Participating Group. The Weighting Percentage always totals to 100%.

3.6 "Actual Bonus Percentage" is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.7 "Bonus Performance Value" means the difference between the Actual SVA and the Target SVA divided by the Leverage Factor, plus 1.0.

                           [Actual SVA - Target SVA]   + 1
     Bonus Performance Value =                 [Leverage Factor]

3.8 "Leverage Factor" is the negative (positive) deviation from Target SVA necessary before a zero (two times Target) bonus is earned. See Exhibit B for the Leverage Factor of each Participating Group.

                                   ARTICLE IV

                           Description of Bonus Banks

4.1 Establishment of a Bonus Bank. To encourage a long-term commitment by Participants to the Company, a portion of exceptional bonuses (amounts above Target and all negative bonuses) shall be credited to "at risk" deferred accounts ("Bonus Banks"), with the level of payout contingent on sustained high performance and improvements and continued employment as provided herein.

4.2 Although a Bonus Bank may, as a result of negative SVA, have a deficit, no Plan Participant shall be required, at any time, to reimburse his/her Bonus Bank.

4.3 "Bonus Bank" means, with respect to each Participant, a bookkeeping record of an account to which amounts are credited, or debited as the case may be, from time to time under the Plan and from which bonus payments to such Participants are debited.

4.4 "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts credited to and debited against such Participant's Bonus Bank. A Participant's Bank Balance shall initially be equal to zero.

4.5 Payout Rule: If the Bank balance entering the Plan Year is zero or positive, then

     (1)                      Pay any positive bonus earned up to the "Target
        Bonus Value",
     (2) Add any unpaid portion of the bonus earned (including negative bonuses) to the Bonus Bank,
     (3)                      Pay out 1/3 of any Positive Bank Balance
     (4) Carry the remaining Bank Balance forward to the next year.

     If the Bank Balance entering the Plan Year is negative, then

     (a) If a positive bonus is earned that is equal to or more than twice the absolute value of the negative Bank Balance, then

        (1) credit a portion of the bonus earned to the Bank Balance to bring it to zero,
        (2) pay the balance of the bonus earned according to the rules for a zero or positive Bank Balance.

     (b) If a positive bonus is earned that is less than twice the absolute value of the negative Bank Balance or if any negative bonus is earned, then

        (1) Pay 1/3 of any positive bonus earned up to the "Target Bonus Value",
        (2) Add any unpaid portion of the bonus earned (including negative bonuses) to the Bonus Bank,
        (3)                   Pay out 1/3 of any Positive Bank Balance,
        (4) Carry the remaining Bank Balance forward to the next year.

                                   ARTICLE V

                 Plan Participation, Transfers and Terminations

5.1 Participant Group. The Compensation Committee of the Board of Directors (the "Committee"), upon recommendation of the CEO, will have sole discretion in determining who shall participate in the Plan. Employees designated for Plan participation by the Committee shall be management or highly compensated key employees.

5.2 Transfers. A Participant who transfers his employment from one Participating Unit of the Company to another shall retain his Bonus Bank and will be eligible to receive future SVA Plan Awards in accordance with the provisions of the SVA Plan.

5.3 Retirement or Disability. A Participant who terminates employment with the Company, at or after age sixty, for any reason ("retirement"), or suffers a "disability," as such term is defined in the Company's long-term disability benefits program, while in the Company's employ, shall be eligible to receive the balance of their Bonus Bank.

5.4 Involuntary Termination Without Cause or Death. A Participant who is Terminated without cause or who dies shall receive any positive Bonus Bank balance.

5.5 Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to their Bonus Bank shall be forfeited unless a different determination is made by the Committee.

5.6  Termination for Cause.  "Cause" shall mean:

          (1) any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;
          (2) any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;
          (3) a course of conduct amounting to gross neglect, willful misconduct or dishonesty; or
          (4) any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

5.7 Payment and Breach of Agreement. In the event a Participant is entitled to the payment of a positive Bonus Bank balance pursuant to 5.3 or 5.4, one-half of such balance shall be paid in December of the year of termination and the remaining one-half shall be paid in the following December, without any interest adjustment. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

5.8 No Guarantee. Participation in the Plan provides no guarantee that a payment under the Plan will be paid. Selection as a Participant is no guarantee that payments under the Plan will be paid or that selection as a Participant will be made in the subsequent Calendar Year.


                                   ARTICLE VI

                               General Provisions

6.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3 No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4 Claims for Benefits. In the event a Participant (a "claimant") desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles him to benefits. Failure by the claimant to submit his claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.

6.5 In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or his duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or his duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

6.6 Action Taken in Good Faith: Indemnification. The Committee may employ attorneys, consultants, accountants or other persons and the Company's directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys' fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. Expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7 Rights Personal to Employee. Any rights provided to an employee under the Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his lifetime, only by such employee.

6.8 Distribution of Bank Balances Upon Termination of the Plan. Upon termination of the Plan, the Bank Balance of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event. The Committee, in its sole discretion, may accelerate distribution of the Bank Balance, in whole or in part, at any time without penalty.

6.9 Nonallocation of Award. In the event of a suspension of the Plan in any Plan Year as provided herein at Article XI, Section 11.1, the Current Bonus for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants . Any such forfeiture shall not affect the calculation of SVA in any subsequent year.

                                  ARTICLE VII

                                   Limitation

7.1 No Continued Employment. Nothing contained herein shall provide any employee with any right to continued employment or in any way abridge the rights of the Company and its Participating Units to determine the terms and conditions of employment and whether to terminate employment of any employee.

7.2 No Vested Rights. Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his Bonus Bank and no officer or employee of the Company or any Participating Group or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3 Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

7.4 Other Plans. Nothing contained herein shall limit the Company or the Compensation Committee's power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5 Limitations. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

7.6 Unfunded Plan. This Plan is unfunded and is maintained by the Company in part to provide deferred compensation to a select group of management and highly compensated key employees. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

                                  ARTICLE VIII

                                   Authority

8.1 Compensation Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Compensation Committee. The Compensation Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Compensation Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all participants and any person claiming under or through them.

8.2 Board of Directors Authority. The Board shall be ultimately responsible for administration of the Plan. References made herein to the "Compensation Committee" or "Committee" assume that the Board of Directors has created a Compensation Committee to administer the Plan.
     In the event a Compensation Committee is not so designated, the Board shall administer the Plan. The Board or its Compensation Committee, as appropriate, shall work with the CEO of the Company in all aspects of the administration of the Plan.

                                   ARTICLE IX

                                     Notice

9.1 Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his business address or office location.

                                   ARTICLE X

                                 Effective Date

10.1 This Plan shall be effective as of January 1, 1996.

                                   ARTICLE XI

                                   Amendments

11.1 Amendment. This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Compensation Committee. Any action which suspends the bonus accruals for more than twelve months shall be deemed a termination of the Plan.

11.2 Compensation Committee Review. As to future targets and awards under the Plan, the Compensation Committee will review projected performance data at its October meeting, recommend forward targets at its December meeting and review for approval specific prior performance so as to make the appropriate awards under the Plan at its February meeting. The Compensation Committee will make its recommendations to the Board of Directors.

11.3 Board of Directors. The Board of Directors reserves, solely to itself, the right to make decisions as to targets, achievements, and awards contemplated under the Plan. The decision as to who participates in the Plan and the duration of the Plan are also the sole rights of the Board of Directors.

11.4 Protected Benefits. Notwithstanding the foregoing, after December 31 of an applicable year, the Board may not amend the Plan or otherwise revise the eligible participants or other Plan provisions such that the Participant receives less than the smaller of (i) the amount payable by the Plan prior to such amendment or (ii) the Participant's Target Bonus Value as determined prior to such amendment.

11.5 Notice. Notice of any amendment, suspension or termination shall be given promptly to each Participant.


                                  ARTICLE XII

                                 Applicable Law

12.1 This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin to the extent not preempted by Federal law.
                                   Exhibit A


                       Calculation of the Cost of Capital


          Inputs Variables:

          Risk Free Rate = Average Daily closing yield on U.S. Government
                      30 Yr. Bonds (for the month of October preceding the Plan Year)

          Market Risk Premium = 6.0% (Fixed)

          Beta = 1.50 (to be evaluated annually)

          Debt/Capital Ratio = Initial Year 40%; subsequent years computed using the monthly average debt/capital ratio from the business plan for that subsequent year.

          b = Cost of Debt Capital (Weighted Average Yield on the
             Company's Long Term Debt Obligations)

          Marginal Tax Rate = 38.0%

          Calculations:

          y = Cost of Equity Capital
             = Risk Free Rate + (Beta x Market Risk Premium)

          Weighted Average Cost of Capital = [Cost of Equity Capital x (1 - Debt/Capital Ratio)] +
                            [Cost of Debt x (Debt/Capital Ratio) x (1 -
                            Marginal Tax Rate)]

          c* = [y x (1-Debt/Capital)] + [b x (Debt/Capital) x (1 - Marginal Tax Rate)]


                                   Exhibit B

                                                    SVA Expected
      Participating Groups       Leverage Factor    Improvement
                                                       Factor

Corporate                      $5,000,000        $1,500,000
Agriculture Group               4,000,000         1,500,000
Construction Group              4,000,000                *
West Bend, WI Plant             4,000,000         1,000,000
Lebanon, PA Plant               2,000,000           500,000
Yankton, SD Plant               2,000,000                *
Madison, SD Plant               2,000,000                *


 *Dollar values are only used when SVA is negative. When SVA is 0 or positive, improvement factor is prior year's actual SVA times the sum of inflation (U.S. CPI index) plus 5%.